Exhibit 99.1

FOR IMMEDIATE RELEASE

AGILYSYS, INC. REPORTS FISCAL 2005 THIRD-QUARTER RESULTS

•	Sales of $516 Million Increase 12 Percent Year Over Year
•	Net Income Increases 64 Percent to $14.2 million
•	Earnings Per Share of $0.42 versus $0.28 Last Year

CLEVELAND — February 9, 2005 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of enterprise computer technology solutions, today announced its fiscal 2005 third-quarter and nine months results for the period ended December 31, 2004. For the quarter, the company’s sales increased 12 percent to $515.7 million compared with $459.4 million for the third quarter last year. Gross margin was 12.8 percent of sales versus 12.9 percent in the prior year. Net income for the quarter was $14.2 million, or $0.42 per share, compared with net income of $8.7 million, or $0.28 per share in the third quarter last year.

Arthur Rhein, chairman, president and chief executive officer of Agilysys, said, “Agilysys continued its strong performance in our highest-volume quarter with solid execution across the entire business.”

Nine Months Results
For the nine months ended December 31, 2004, sales were $1.27 billion, a 23 percent increase over sales of $1.03 billion reported for the same period last year. The company recorded net income for the nine months of $21.8 million, or $0.70 per share, compared with net income of $3.8 million, or $0.14 per share last year.

Update on Fiscal 2005 Business Outlook
Agilysys said based on current business trends it expects fiscal 2005 sales growth to be approximately 20 percent. Full-year gross margin is expected to be approximately 13 percent of sales, with increased operating leverage resulting in earnings per share of $0.90 to $0.93.

Agilysys also said it expects to incur fiscal 2005 capital expenditures of approximately $2.0 million, depreciation and amortization of approximately $11.3 million and interest expense, net of interest income, of approximately $3.5 million, assuming no additional retirement of its Senior Notes.

Conference Call Information
A conference call to discuss the quarterly results is scheduled for 11 a.m. ET on Wednesday, February 9, 2005. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the company’s Web site: www.agilysys.com.

A taped replay of the conference call will be available at 2 p.m. ET on Wednesday, February 9, 2005 through midnight ET on Wednesday, February 16, 2005, accessible by dialing 877-344-7529 or 412-858-1440 (event code #529 and passcode #364381).

Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys.

Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.

Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, margin improvements, cost savings, and new product introductions.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures.

In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Interested persons can obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.

About Agilysys, Inc.
Agilysys, Inc. is one of the foremost distributors and premier resellers of enterprise computer technology solutions. It has a proven track record of delivering complex servers, software, storage and services to resellers and corporate customers across a diverse set of industries. In addition, the company provides customer-centric software applications and services focused on the retail and hospitality markets. Headquartered in Cleveland, Ohio, Agilysys has sales offices throughout the U.S. and Canada. For more information, visit the company’s website at www.agilysys.com.

For more information contact:	Martin Ellis
Executive Vice President, Corporate Development
and Investor Relations
Agilysys, Inc.
440-720-8682
martin.ellis@agilysys.com

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AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31		December 31
(In Thousands, Except Share and Per Share Data)	2004	2003	2004	2003
Net Sales	$515,684	$459,363	$1,266,766	$1,031,639
Cost of Goods Sold	449,880	399,937	1,103,956	902,572

Gross Margin	65,804	59,426	162,810	129,067
Operating Expenses
Selling, General, and Administrative	39,702	38,497	117,880	101,871
Restructuring Charges	107	860	408	2,054

Operating Income	25,995	20,069	44,522	25,142
Other (Income) Expense
Other Income, net	(156)	(160)	(582)	(710)
Interest Expense, net	678	2,111	2,848	6,909
Loss on Retirement of Debt	—	712	—	3,343

Income Before Income Taxes	25,473	17,406	42,256	15,600
Provision for Income Taxes	9,637	6,967	15,859	6,248
Distributions on Mandatorily Redeemable Convertible Trust Preferred Securities, net of Tax	1,378	1,319	4,089	3,986

Income from Continuing Operations	14,458	9,120	22,308	5,366
Loss from Discontinued Operations, net of Tax	229	458	489	1,540

Net Income	$14,229	$8,662	$21,819	$3,826

Earnings Per Share — Basic
Income from Continuing Operations	$0.51	$0.33	$0.80	$0.19
Loss from Discontinued Operations	—	(0.02)	(0.02)	(0.05)

Net Income	$0.51	$0.31	$0.78	$0.14

Earnings Per Share — Diluted
Income from Continuing Operations	$0.42	$0.29	$0.72	$0.19
Loss from Discontinued Operations	—	(0.01)	(0.02)	(0.05)

Net Income	$0.42	$0.28	$0.70	$0.14

Weighted Average Shares Outstanding
Basic	28,119,460	27,742,163	28,057,571	27,744,300
Diluted	37,269,747	36,255,843	36,825,936	28,214,590
Cash Dividends Per Share	$0.03	$0.03	$0.09	$0.09

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts at December 31, 2004 are Unaudited)

	December 31	March 31
(In Thousands)	2004	2004
ASSETS
Current Assets
Cash and Cash Equivalents	$212,049	$149,903
Accounts Receivable, net	372,071	295,272
Inventories, net	54,345	52,236
Deferred Income Taxes	17,285	9,255
Prepaid Expenses	2,151	2,234
Assets of Discontinued Operations	1,122	5,451

Total Current Assets	659,023	514,351
Goodwill and Intangible Assets, net	180,114	179,975
Investments	18,506	18,819
Other Assets	18,582	11,396
Property and Equipment, net	31,631	35,121

Total Assets	$907,856	$759,662

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$310,508	$208,115
Accrued Liabilities	50,805	39,047
Liabilities of Discontinued Operations	3,585	4,006

Total Current Liabilities	364,898	251,168
Long-Term Debt	59,568	59,503
Deferred Income Taxes	13,283	4,426
Other Liabilities	10,867	10,150
Mandatorily Redeemable Convertible Trust Preferred Securities	125,325	125,425
Shareholders’ Equity	333,915	308,990

Total Liabilities and Shareholders’ Equity	$907,856	$759,662